EXHIBIT 99.1

UNITED TECHNOLOGIES OUTLINES FINANCING STRUCTURE FOR PROPOSED

GOODRICH ACQUISITION; EXPECTS 2012 EARNINGS PER SHARE GROWTH OF 0 TO 4

PERCENT FROM CONTINUING OPERATIONS INCLUDING GOODRICH

HARTFORD, Conn., March 15, 2012 – In a meeting with investors and analysts, United Technologies Corp. (NYSE: UTX) today updated its financing plan for the proposed $16.5 billion cash acquisition of Goodrich Corp. (NYSE: GR), including expected proceeds of approximately $3 billion from net divestitures and $1.5 billion from mandatory convertible instruments.

UTC businesses identified for sale include Pratt & Whitney Rocketdyne, Clipper Windpower and the Hamilton Sundstrand Industrial businesses: Milton Roy, Sullair and Sundyne. These businesses are treated as held for sale and have been moved to discontinued operations in UTC’s financial statements. Gains realized at the time of closing are expected to be greater than impairment charges in discontinued operations.

“We are taking the opportunity to re-evaluate our portfolio as we enter a transformational stage with the proposed acquisitions of Goodrich and Rolls-Royce’s share in the International Aero Engines joint venture,” said UTC Chairman & Chief Executive Officer Louis Chênevert. “The proceeds from divestitures of non-core businesses will help minimize the equity issuance and reduce dilution from the Goodrich transaction.

“The Goodrich transaction remains on track for a mid-year close,” added Chênevert. “Including Goodrich, we expect United Technologies’ EPS from continuing operations in 2012 of $5.30 to $5.50, up 0 to 4 percent.”

On the same basis, the company expects 2012 sales of $61 to $62 billion, up 9 to 11 percent and cash flow from operations less capital expenditures to equal or exceed net income attributable to common shareowners. The accompanying tables contain 2011 financial results revised for discontinued operations.

United Technologies Corp., based in Hartford, Connecticut, is a diversified company providing high technology products and services to the building and aerospace industries. Additional information, including a webcast, is available on the Internet at http://www.utc.com.

This release includes statements that constitute “forward-looking statements” under the securities laws. Forward-looking statements often contain words such as “believe,” “expect,” “plans,” “strategy,” “prospects,” “estimate,” “project,” “target,” “anticipate,” “will,” “should,” “see,” “guidance,” “confident” and similar terms. Forward-looking statements may include, among other things, statements relating to future and estimated sales, earnings, cash flow, financing plans, charges, expenditures, proceeds of divestitures, results of operations, uses of cash and other measures of financial performance. All forward-looking statements involve risks, uncertainties and assumptions that may cause actual results to differ materially from those expressed or implied in the forward-looking statements. Risks and uncertainties include, without limitation, the effect of economic conditions in the markets in which we operate, including financial market conditions, fluctuation in commodity prices, interest rates and foreign currency exchange rates; future levels of indebtedness and capital and research and development spending; levels of end market demand in construction and in the aerospace industry; levels of air travel; financial difficulties of commercial airlines; the impact of weather conditions and natural disasters; the financial condition of our customers and suppliers; delays and disruption in delivery of materials and services from suppliers; cost reduction efforts and restructuring costs and savings and other consequences thereof; the scope, nature or impact of acquisitions, dispositions, joint ventures and other business arrangements, including integration of acquired businesses; the timing of completion of the previously announced transactions with Goodrich and Rolls-Royce; the timing and impact of anticipated dispositions of non-core businesses; the timing and amount of anticipated gains, losses, impairments and charges related to such dispositions; the timing and impact of anticipated financings in connection with the anticipated Goodrich transaction; the development and production of new products and services; the anticipated benefits of diversification and balance of operations across product lines, regions and industries; the impact of the negotiation of collective bargaining agreements, and labor disputes; the outcome of legal proceedings and other contingencies; future availability of credit; pension plan assumptions and future contributions; and the effect of changes in tax, environmental and other laws and regulations and political conditions in countries in which we operate and other factors beyond our control. The closing of the Goodrich acquisition is subject to customary closing conditions, including regulatory approvals. The transaction with Rolls-Royce is also subject to customary closing conditions, including regulatory approvals. The completion of the proposed divestitures of non-core businesses is subject to uncertainties, including the ability to secure disposition agreements on acceptable terms; the satisfaction of information, consultation, and/or negotiations obligations, if any, with employee representatives; and satisfaction of other customary conditions. These forward-looking statements speak only as of the date of this release and we undertake no obligation to update or revise any forward-looking statements after we distribute this release. For additional information identifying factors that may cause actual results to vary materially from those stated in the forward-looking statements, see our reports on Forms 10-K, 10-Q and 8-K filed with the SEC from time to time, including, but not limited to, the information included in UTC’s Forms 10-K and 10-Q under the headings “Business,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Legal Proceedings” and in the notes to the financial statements included in UTC’s Forms 10-K and 10-Q.

UTC-IR

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United Technologies Corporation

2011 Revised for Discontinued Operations

(in millions)	Quarter Ended March 31 (unaudited)	Quarter Ended June 30 (unaudited)	Quarter Ended September 30 (unaudited)	Quarter Ended December 31 (unaudited)	Year Ended December 31 (unaudited)

Sales
Otis	$2,772	$3,192	$3,262	$3,211	$12,437
UTC Climate, Controls & Security	4,393	5,140	4,921	4,410	18,864
Pratt & Whitney	2,873	3,276	3,081	3,481	12,711
Hamilton Sundstrand	1,138	1,171	1,187	1,264	4,760
Sikorsky	1,582	1,786	1,877	2,110	7,355

Total Segment Sales	12,758	14,565	14,328	14,476	56,127
Eliminations and other	(78)	(83)	(88)	(92)	(341)

Consolidated Sales	$12,680	$14,482	$14,240	$14,384	$55,786

Operating Profit
Otis	$630	$743	$731	$711	$2,815
UTC Climate, Controls & Security	471	665	615	461	2,212
Pratt & Whitney	428	424	496	519	1,867
Hamilton Sundstrand	172	185	204	198	759
Sikorsky	141	277	215	207	840

Total Segment Operating Profit	1,842	2,294	2,261	2,096	8,493
Eliminations and other	(65)	(49)	(29)	(138)	(281)
General corporate expenses	(89)	(104)	(102)	(124)	(419)

Consolidated Operating Profit	1,688	2,141	2,130	1,834	7,793

Interest expense, net	148	141	140	66	495

Income from continuing operations before income taxes	1,540	2,000	1,990	1,768	7,298

Income tax expense	486	609	618	395	2,108

Income from continuing operations	1,054	1,391	1,372	1,373	5,190

Discontinued Operations:
Income from operations	90	79	74	64	307
Income tax expense	43	40	25	15	123

Income from discontinued operations	47	39	49	49	184

Net income	1,101	1,430	1,421	1,422	5,374
Less: Non-controlling interest in subsidiaries’ earnings	89	112	97	97	395

Net income attributable to common shareowners	$1,012	$1,318	$1,324	$1,325	$4,979

Continuing Operations
Earnings per Share - Basic	$1.08	$1.44	$1.44	$1.44	$5.38
Earnings per Share - Diluted	1.06	1.41	1.42	1.42	5.30

Discontinued Operations
Earnings per Share - Basic	$0.05	$0.04	$0.05	$0.05	$0.20
Earnings per Share - Diluted	0.05	0.04	0.05	0.05	0.19